OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

DOMINION FUNDS, INC.

THIS OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (this “Agreement”) is effective as of the date set forth below (the “Effective Date”), and is by and between DOMINION FUNDS, INC., a Texas corporation (the “Company”), on behalf of FAIRFAX GLOBAL TRENDS FUND and FAIRFAX GOLD AND PRECIOUS METALS FUND (the “Funds”), each a series of the Company, FAIRFAX GLOBAL MARKETS, LLC  (“Fairfax”), the proposed advisor of the Fairfax Global Trends Fund and advisor to the Fairfax Gold and Precious Metals Fund.

RECITALS:

WHEREAS, Fairfax renders, or intends to render, advice and services to the Funds pursuant to the terms and provisions of Investment Advisory Agreements with the Company (the “Investment Advisory Agreements”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses that have not been assumed by Fairfax; and

WHEREAS, Fairfax desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Funds desire to allow Fairfax to implement those limits; and

WHEREAS, as a condition to the continuation or approval of its contractual relationship with Fairfax, each Fund has required that Fairfax grant to the Fund a continuing security interest in and to a designated account established with Gemini Fund Services, LLC, the transfer agent to the Funds, or its successors and assigns (the “Securities Intermediary”);

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.  Limit on Operating Expenses.  Fairfax hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amount listed in Appendix A (the “Annual Limit”) attached hereto.  In the event that the current Operating Expenses of each Fund, as accrued each month, exceed its Annual Limit, Fairfax will pay to the particular Fund, on a monthly basis, the excess expense within the first 10 days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2.  Definition.  For purposes of this Agreement, the term “Operating Expenses” shall mean Total Annual Fund Operating Expenses exclusive of Acquired Fund Fees and Expenses, as such terms are defined in each Fund’s prospectus.  For the avoidance of doubt, “Operating Expenses” shall not include any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses, such as litigation.

3.  Reimbursement of Fees and Expenses.  Fairfax retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in future years on a rolling three (3) year basis, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A attached hereto.

4.  Security Interest.  Fairfax, for value received, hereby pledges, assigns, sets over and grants to each  Fund a continuing security interest in and to an account to be established by Fairfax with the Securities Intermediary and designated as a collateral account (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement).

5.  Collateral Event.  In the event that either (a) Fairfax does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have sole discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole discretion, estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”).  Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, no further instructions shall be required from Fairfax for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund.  Fairfax acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from Fairfax any costs in excess of the value of the Collateral.

6.  Control Agreement; Appointment of Attorney-in-Fact.  Fairfax agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a control agreement by and among the particular Fund, Fairfax and the Securities Intermediary pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code.  Without limiting the foregoing, Fairfax hereby irrevocably constitutes and appoints the Fund, through any officer thereof, with full power of substitution, as Advisor’s true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of Fairfax and in the name of Fairfax or in the Fund’s own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable.  Without limiting the generality of the foregoing, each Fund shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to Fairfax representing any interest payment, dividend, or other distribution payable in respect of/to the Collateral, or any part thereof, and to give full discharge for the same.  Upon such Collateral Event, the Board, in its sole discretion, may direct Fairfax or Fairfax’s agent to transfer the Collateral in certificated or uncertificated form into the name and account of the particular Fund or its designee.

7.  Covenants.  So long as this Agreement shall remain in effect, Fairfax represents and covenants as follows:

(a)

No later than 30 days after the Effective Date, Fairfax shall invest at least $30,000 in the Collateral Account, unless Fund assets have reached $15 million (in which case no Collateral Account in required)

(b)

To the fullest extent permitted by law, Fairfax agrees not to challenge any action taken by the Board or the Fund in executing the terms of this Agreement.

8.  Term.  This Agreement shall become effective on the Effective Date and shall remain in effect until January 31, 2014 unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive 12-month periods unless terminated as of the conclusion of the then-current term by either party upon at least 30 days prior written notice to the other party.

9.  Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon 60 days prior written notice to Fairfax.  This Agreement will automatically terminate with respect to the Fairfax Gold and Precious Metals Fund if the Investment Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.  This Agreement will automatically terminate with respect to the Fairfax Global Trends Fund if the proposed Investment Advisory Agreement with respect to such Fund is not approved by shareholders, with such termination effective upon the date of the shareholder meeting.

10.  Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the prior written consent of the other party.

11.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[The remainder of this page is intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Operating Expenses Limitation and Security Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

DOMINION FUNDS, INC.,

FAIRFAX GLOBAL MARKETS, LLC

on behalf of FAIRFAX GLOBAL TRENDS

FUND, FAIRFAX GOLD AND

PRECIOUS METALS FUND

By:/s/Paul Dietrich

By:/s/Paul Dietrich

Name: Paul Dietrich

Name: Paul Dietrich

Title:

President

Title:

CEO

Date:12/28/12

Date:12/28/12

Signature Page to

 Operating Expenses Limitation and Security Agreement

Appendix A

Fund

Operating Expense Limit

FAIRFAX GLOBAL TRENDS FUND

2.25%

FAIRFAX GOLD AND PRECIOUS METALS FUND

2.25%